CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Accountants and Financial Statements" and to the use of our report dated January 29, 2003, with respect to the consolidated financial statements of Lutheran Brotherhood Variable Insurance Products Company and to the use of our report dated March 28, 2003, with respect to the financial statements of LBVIP Variable Annuity Account I in this Post-Effective Amendment No. 28 to the Registration Statement on Form N-4 under the Securities Act of 1933 and Amendment No. 29 to the Registration Statement under the Investment Company Act of 1940 and related statement of additional information of LBVIP Variable Annuity Account I.

/s/ ERNST & YOUNG LLP
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Ernst & Young, LLP
Minneapolis, Minnesota
April 28, 2003